Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President & Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

October 19, 2006	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION YEAR TO DATE NET INCOME INCREASES

OVER THE PRIOR YEAR; UP 3.2%

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income for the three months ended September 30, 2006 of $6.5 million, down $355 thousand, or 5.2%, from $6.9 million for the three months ended September 30, 2005. Earnings per share, on a diluted basis, for the three months ended September 30, 2006 decreased $.05, or 6.4%, to $.73 from $.78 for the same period in 2005. Return on average equity for the three months ended September 30, 2006 was 13.54%, and return on average assets was 1.26%, compared to 15.62% and 1.56%, respectively, for the same period in 2005.

For the three months ended September 30, 2006 compared to the three months ended June 30, 2006 (“a linked quarter basis”) net income decreased $185 thousand, or 2.8%, from $6.7 million to $6.5 million, which represented a decrease in earnings per share, on a diluted basis, of $.02, or 2.7%.

For the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005, net income increased $601 thousand, or 3.2%, from $18.9 million to $19.5 million, which represents an increase in earnings per share, on a diluted basis, of $.05, or 2.3%, from $2.14 to $2.19. Return on average equity for the nine months ended September 30, 2006was 13.86% and return on average assets was 1.33%, compared to 14.96% and 1.48%, respectively, for the same period in 2005.

The acquisition of Prosperity Bank & Trust Company (“Prosperity”) has been reflected in the financial statements as of April 1, 2006. Prosperity reported net income of $341 thousand and $678 thousand for the three and nine months ended September 30, 2006. In addition, the Company incurred other expenses relating to the acquisition of Prosperity including interest expense in connection with the issuance of a Trust Preferred Capital Note and merger related costs. The interest expense reported for the three and nine months ended September 30, 2006 was $403 thousand and $784 thousand, respectively, net of the income tax benefit. Merger related costs for the three and nine months ended September 30, 2006 were $29 thousand and $111 thousand, respectively, net of the income tax benefit.

As a supplement to accounting principles generally accepted in the United States (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance.

Earnings per share, on a cash basis, for the three months ended September 30, 2006 was $.77 compared to $.80 for the same period in 2005 and $.79 for the three months ended June 30, 2006. Additionally, cash basis return on average tangible equity for the three months ended September 30, 2006 was 21.11% compared to 20.88% for the same period in 2005 and 21.84% for the three months ended June 30, 2006.

“During 2006, we have continued to aggressively expand our footprint in our key growth markets of Williamsburg, Newport News, Richmond and Fredericksburg and we completed the Prosperity acquisition. Each of these endeavors generates expenses and a drag on earnings growth, in advance of revenue growth. Our mortgage segment, while profitable, is experiencing a decline in earnings as a result of the flat yield curve and a softening in the housing market. Despite the drag on earnings growth created by these factors we are still able to report an increase in earnings per share of 2.3% over the same period in 2005,” said G. William Beale, Union Bankshares Corporation’s President and Chief Executive Officer.

SEGMENT INFORMATION

Community Bank Segment

For the three months ended September 30, 2006 compared to the same period in 2005, net income for the community banking segment increased $161 thousand, or 2.5%, from $6.3 million to $6.5 million. Net interest income increased an additional $2.0 million, or 11.6%, mainly driven by increased asset yields resulting from rising interest rates, loan growth and a settlement payment of $350 thousand of foregone interest which related to a previously charged-off loan. The asset yield increases were partially offset by the interest rate spread compression (net interest spread represents the difference between yields on average interest-earning assets less the rates on average interest-bearing liabilities), which was principally due to increases of funding costs in high interest-bearing liability products (e.g., certificates of deposit greater than $100 thousand and FHLB advances). The provision for loan losses increased $55 thousand over the same period, principally driven by loan growth. Noninterest income increased $946 thousand, or 28.3%, principally due to increases in other service charges, commissions and fees, more gains on the sale of securities and income from investments in both a small business investment company (“SBIC”) and bank owned life insurance (“BOLI”). Noninterest expense increased $3.2 million, or 27.6%, mainly driven by increases in salaries and benefits and the Company’s continued execution of its growth strategy, which required increases in costs such as communication, data processing, professional fees, marketing and merger-related expenses.

On a linked quarter basis, net income for the community bank segment decreased $128 thousand, or 1.9%, from $6.6 million to $6.5 million. This was mainly driven by margin compression of $225 thousand and increases in both noninterest expenses and the provision for loan losses of $469 thousand and $212 thousand, respectively, partially offset by an increase in noninterest income of $471 thousand.

For the nine months ended September 30, 2006 compared to the same period in 2005, net income for the community banking segment increased $1.5 million, or 8.4%, from $17.8 million to $19.3 million. This was driven by margin expansion of $7.1 million and an increase in noninterest income of $2.8 million, offset to a lesser extent by increases in both noninterest expenses and the provision for loan losses of $8.1 million and $399 thousand, respectively.

Mortgage Segment

For the three months ended September 30, 2006 compared to the same period in 2005, net income for the mortgage segment decreased $516 thousand, or 91.0%, from $567 thousand to $51 thousand. Net interest income fell $203 thousand, or 75.5%, due to increasingly narrow interest margins. Loan originations decreased $53.6 million, or 31.1%, from $172.2 million to $118.7 million due largely to softening markets. During this period, interest rates on selected mortgage products have risen significantly, delaying buyers from entering the housing market. In the Washington, D. C. metropolitan area, housing inventory has increased, while housing demand has softened, negatively impacting mortgage loan production.

On a linked quarter basis, net income for the mortgage segment decreased $57 thousand, or 52.8%, from $108 thousand to $51 thousand. Loan originations decreased $23.7 million, or 16.6%, from $142.3 million to $118.7 million, which in turn decreased revenue from the sale of loans by $357 thousand, which was partially offset by commissions paid of $169 thousand.

For the nine months ended September 30, 2006 compared to the same period in 2005, net income for the mortgage segment decreased $901 thousand, or 80.3%, from $1.1 million to $221 thousand. Loan originations decreased $64.8 million, or 14.7%, from $441.8 million to $377.0 million. Net interest income decreased $547 thousand, or 72.0%, from $760 thousand to $213 thousand as interest margins tightened.

NET INTEREST INCOME

For the three months ended September 30, 2006 compared to the same period in 2005, the net interest margin, on a tax-equivalent basis (“TEQ”), decreased 21 basis points, or 4.6%, from 4.53% to 4.32%. The net interest income (TEQ) increased $1.7 million, or 8.9%. Average interest-earning assets increased approximately $233.2 million, or 14.4%, mainly driven by (i) the acquired Prosperity interest-earning assets of $110.1 million, which included loans of $76.5 million and securities of $33.6 million, and (ii) organic loan growth, principally within the commercial real estate and construction loan portfolios. Average interest-bearing liabilities increased $241.4 million, or 18.4%, with growth concentrated within certificates of deposit, together with the acquired Prosperity interest-bearing liabilities of $63.4 million. The yields on interest-earning assets and costs of interest-bearing liabilities increased approximately 79 and 110 basis points to 7.41% and 3.68%, respectively, compressing the interest rate spread approximately 31 basis points to 3.72%. The interest rate spread compression together with average interest-bearing liabilities growing at a faster pace than average interest-earning assets are contributing factors in the decline of the net interest margin. During the third quarter of 2006, the Company collected a settlement payment of $350 thousand of foregone interest related to a previously charged-off loan which is excluded from the net interest margin calculation.

On a linked quarter basis, the net interest margin (TEQ) decreased 20 basis points, or 4.4%, from 4.52% to 4.32%. Net interest income (TEQ) decreased $440 thousand, or 2.1%, mainly driven by (i) interest rate spread compression, which decreased 25 basis points from 3.97% to 3.72%, and (ii) average interest-bearing liabilities growth of $34.7 million outpacing average interest-earning assets growth of $23.9 million.

For the nine months ended September 30, 2006 compared to the same period in 2005, the net interest margin (TEQ) remained relatively flat, decreasing 1 basis point from 4.46% to 4.45%. Net interest income (TEQ) increased $6.5 million, or 12.4%, from $52.8 million to $59.3 million, mainly driven by average interest-earning assets growth of $199.2 million ($110.1 million from the Prosperity acquisition) primarily within the commercial real estate and construction loan portfolios. Earning asset growth outpaced average interest-bearing liabilities growth of $192.0 million ($63.4 million from the Prosperity acquisition) and noninterest-bearing demand deposits of $40.4 million. Furthermore, the yields on interest-earning assets and costs of interest-bearing liabilities increased 78 and 90 basis points, to 7.23% and 3.33%, respectively, and compressed the interest rate spread 12 basis points, or 3.0%, from 4.02 to 3.90%.

Management monitors interest rates and other economic indicators to consider their potential impact in our local markets. The recent Federal Funds tightening cycle increased rates a quarter percentage point seventeen consecutive times beginning in June 2004. Economic indicators show signs of a slowing economy, particularly in the residential housing market where inventory levels remain high. During much of this period of rising interest rates, the Company’s net interest margin benefited from the delay between increases in asset yields and the lagging increases in funding costs on its deposit products. As customers have shifted out of lower cost deposit transaction accounts to higher rate CD products, the Company’s funding costs have risen, negatively impacting the margin. With long-term rates virtually the same (or lower) than short-term rates, the current interest rate environment will continue to put pressure on the interest margin throughout the industry. Management anticipates continued declines in the Company’s net interest margin until the yield curve steepens (short-term rates lower than long-term rates).

PROVISION FOR LOAN LOSSES / ASSET QUALITY

For the nine months ended September 30, 2006 compared to the same period in 2005, provision for loan losses increased $399 thousand from $897 thousand to $1.3 million, of which $20 thousand resulted from the Prosperity acquisition. Excluding Prosperity loans of $76.5 million as of September 30, 2006, loans grew 9.1%, or $122.2 million and compares to the allowance for loan loss growth rate of 8.2% over the same time period in 2005. On a linked quarter basis, the provision for loan losses increased $212 thousand, primarily driven by loan growth of $36.6 million, or 2.4%. For the three months ended September 30, 2006 compared to the same period in 2005, provision for loan losses increased $55 thousand, or 12.8%, from $430 thousand to $485 thousand.

Net charge-offs were $56 thousand and $106 thousand for the three and nine months ended September 30, 2006 compared to net charge-offs of $162 thousand and $359 thousand in the same periods for 2005. For the three months ended June 30, 2006, net charge-offs were $27 thousand.

The Company’s asset quality remains good. Management maintains a list of loans that have potential weaknesses that may need special attention. This list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At September 30, 2006, nonperforming assets totaled $11.2 million, including a single credit relationship totaling $10.6 million in loans. The loans to this relationship are secured by real estate (two assisted living facilities and other real estate). Based on the information currently available, management has allocated $1.3 million in specific reserves to this relationship. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings in 2005 by some affiliates of the borrower delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower. During the first quarter of 2006, a comprehensive Loan Modification Agreement was signed and the Company’s collateral position improved after achieving cross collateralization on two additional parcels of real estate. The Company remains cautious and has not yet reduced allocated reserves due to uncertainty about the borrower’s ability to meet agreed upon progress targets.

NONINTEREST INCOME

For the three months ended September 30, 2006 compared to the same period in 2005, noninterest income decreased $268 thousand, or 3.7% from $7.3 million to $7.0 million. This decrease is principally driven by reduced gains on loan sales within the mortgage segment of $1.2 million, partially offset by increases in other service charges, commissions and fees (brokerage commissions, ATM charges, and debit card income) of $337 thousand, SBIC income of $150 thousand, and BOLI income of $126 thousand, as well as more gains from the sale of securities of $259 thousand. Prosperity noninterest income was $142 thousand for the three months ended September 30, 2006.

On a linked quarter basis, noninterest income increased $112 thousand, or 1.6% from $6.9 million to $7.0 million. This increase was principally driven by both increased gains on the sale of securities of $274 thousand and income received from SBIC of $150 thousand, offset to a lesser extent by reduced gains on loan sales within the mortgage segment of $357 thousand.

For the nine months ended September 30, 2006 compared to the same period in 2005, noninterest income increased $1.2 million, or 6.4%, from $19.7 million to $20.9 million. This increase was driven by increases in other service charges, commissions and fees (brokerage commissions, ATM charges, and debit card income) of $943 thousand, BOLI income of $368 thousand and SBIC income of $150 thousand, coupled with increased gains on the sale of securities of $263 thousand. These increases were partially offset by reduced gains on loan sales within the mortgage segment of $1.5 million. Prosperity noninterest income was $272 thousand for the nine months ended September 30, 2006.

NONINTEREST EXPENSE

For the three months ended September 30, 2006 compared to the same period in 2005, noninterest expenses increased $2.6 million, or 17.7%, from $14.8 million to $17.4 million. Other operating expenses increased $1.4 million, or 34.1%. These costs were primarily related to increases in communication, marketing, professional fees and electronic data system enhancements. This increase also includes operating costs of Prosperity. Salaries and benefits increased $837 thousand or 9.5%, principally related to additional employees, both new and acquired, offset by lower mortgage commissions paid. Prosperity noninterest expenses were $1.1 million for the three months ended September 30, 2006.

On a linked quarter basis, noninterest expenses remained relatively flat increasing $232 thousand, or 1.3%, from $17.2 million to $17.4 million. Other operating expenses increased $130 thousand, or 2.5%, largely attributable to higher communication costs and marketing expenses. Additionally, occupancy expenses increased $98 thousand, or 7.9%, while salaries and benefits and furniture and equipment expenses remained relatively flat.

For the nine months ended September 30, 2006 compared to the same period in 2005, noninterest expenses increased approximately $7.5 million, or 17.5%, from $42.8 million to $50.3 million. Salaries and benefits increased $3.3 million, or 13.4%, principally driven by additional employees, both new and acquired, normal compensation adjustments, profit sharing, and incentive and equity compensation expenses, offset to a lesser extent by lower mortgage commissions paid. Other operating expenses increased $3.1 million, or 25.7%, principally driven by increases in communication costs, professional fees, data processing fees, marketing expenses, ATM processing fees and merger-related costs. Additionally, occupancy expenses increased $609 thousand, while furniture and equipment expenses increased $469 thousand, mainly due to the expansion of the Company’s footprint. Prosperity noninterest expenses were $2.2 million for the nine months ended September 30, 2006.

BALANCE SHEET

Assets

As of September 30, 2006, total assets were $2.1 billion compared to $1.8 billion as of December 31, 2005 and September 30, 2005. Total assets acquired in the Prosperity acquisition were $128.2 million. Total cash and cash equivalents decreased $18.7 million, or 26.9%, and $17.1 million, or 25.2%, to $50.9 million from December 31, 2005 and September 30, 2005, respectively. Gross loans increased $185.5 million, or 13.6%, and $198.7 million, or 14.7%, to $1.5 billion from December 31, 2005 and September 30, 2005, respectively. Loan growth was concentrated in the commercial real estate and construction portfolios in addition to $76.5 million (primarily commercial real estate) acquired from Prosperity.

Liabilities

As of September 30, 2006, total deposits were $1.6 billion compared to $1.5 billion and $1.4 billion as of December 31, 2005 and September 30, 2005, respectively. Total liabilities acquired in the Prosperity acquisition were $117.1 million. The growth was principally attributed to Prosperity, competitive pricing and increased interest rates, which resulted in both increases and composition swings from money markets accounts to certificates of deposit greater than $100 thousand. Total borrowings increased by $65.0 million, or 37.4%, and $77.4 million, or 48.0% to $238.6 million from December 31, 2005 and September 30, 2005, respectively. This increase was mainly associated with the issuance of a $37.1 million Trust Preferred Capital Note in connection with the Prosperity acquisition and increases in other borrowings.

Stockholders’ Equity

As of September 30, 2006, the Company’s equity to asset ratio declined to 9.34% from 9.83% and 9.90% as of December 31, 2005 and September 30, 2005, respectively. This was triggered by the Prosperity acquisition, which increased total assets, in particular, loans, securities, goodwill and intangible assets, at a faster pace than equity. Unrealized gains on securities decreased by $541 thousand and $2.1 million to $1.3 million when compared to December 31, 2005 and September 30, 2005, respectively.

* * * * * *

INFORMATIONAL

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of

Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia, Bay Community Bank (formerly Bank of Williamsburg) (4 locations in Williamsburg, Newport News and Grafton) and Prosperity Bank & Trust Company (3 locations in the Northern Virginia/Washington D.C. metro area). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services (5 offices) and Union Mortgage Group, Inc. provides a full line of mortgage products (9 offices). Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

In March 2006, the Company changed the names of Bank of Williamsburg to Bay Community Bank and Mortgage Capital Investors, Inc. to Union Mortgage Group, Inc. While the employees, management teams and excellent service remain the same, the name changes more accurately reflect the affiliations with the Company and no longer geographically restrict Bay Community Bank to the Williamsburg region, thereby allowing for additional expansion. This was demonstrated by the opening of a Bay Community Bank branch located in Grafton, Virginia on March 6, 2006.

On April 3, 2006, the Company announced it had completed the acquisition of Prosperity Bank & Trust Company, effective April 1, 2006, in a transaction valued at approximately $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D. C. Prosperity will operate as an independent bank subsidiary of Union Bankshares Corporation.

During the second quarter of 2006, the Company hit a milestone – total assets exceeding $2.0 billion. The Company was formed on July 12, 1993 as a result of a merger with Northern Neck Bankshares Corporation and Union Bancorp, Inc. As of December 31, 1993 the Company reported $377.8 million in assets and as of June 30, 2006 the Company had $2.1 billion in assets, which equates to a compounded growth rate of approximately 14.0% per year.

On July 7, 2006, the Company was proud to announce its inclusion in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. “Union Bankshares Corporation is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said Bruce Aust, Executive Vice President, Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

On September 7, 2006, the Company announced a three-for-two stock split to shareholders of record as of the close of business on October 2, 2006. Shares resulting from the split were scheduled to be distributed by the Company’s transfer agent on October 13, 2006. Fractional shares will be settled in cash based on the closing price of the Company’s shares reported by the NASDAQ National Market System as of October 13, 2006. G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation, stated, “We anticipate this split will make our shares more accessible to retail investors and improve the liquidity of our stock.” Following the stock split, the number of outstanding shares increased to approximately 13.3 million shares. The Company’s last stock split, a two-for-one split, was in May 1998.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; the Company’s ability to achieve acquisition cost savings/synergies; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

FOR THE QUARTER ENDED SEPTEMBER 30, 2006

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/06	09/30/05	06/30/06	09/30/06	09/30/05
Results of Operations
Interest and dividend income	$34,169	$26,437	$32,347	$94,806	$74,757
Interest expense	14,404	8,517	12,378	37,024	23,525

Net interest income	19,765	17,920	19,969	57,782	51,232
Provision for loan losses	485	430	273	1,296	897

Net interest income after provision for loan losses	19,280	17,490	19,696	56,486	50,335
Noninterest income	7,019	7,287	6,907	20,901	19,652
Noninterest expenses	17,441	14,816	17,209	50,270	42,780

Income before income taxes	8,858	9,961	9,394	27,117	27,207
Income tax expense	2,330	3,078	2,681	7,568	8,259

Net income	$6,528	$6,883	$6,713	$19,549	$18,948

Interest earned on loans fully tax equivalent (FTE)	$29,601	$23,594	$28,452	$83,222	$66,152
Interest earned on securities (FTE)	4,344	3,293	4,158	12,126	9,975
Interest earned on earning assets (FTE)	34,526	26,988	32,939	96,326	76,306
Net interest income (FTE)	20,122	18,471	20,562	59,303	52,782
Interest expense on certificates of deposit	9,078	5,473	7,834	23,673	14,839
Interest expense on interest-bearing deposits (FTE)	10,502	6,769	9,320	28,035	18,287
Core deposit intangible amortization	457	305	457	1,219	914
Net income - community bank segment	$6,477	$6,316	$6,605	$19,328	$17,826
Net income - mortgage segment	51	567	108	221	1,122

Key Performance Ratios
Return on average assets (ROA)	1.26%	1.56%	1.33%	1.33%	1.48%
Return on average equity (ROE)	13.54%	15.62%	14.02%	13.86%	14.96%
Efficiency ratio	65.12%	58.78%	64.03%	63.89%	60.35%
Efficiency ratio - community bank segment	61.38%	54.97%	60.04%	59.89%	56.27%
Net interest margin (FTE)	4.32%	4.53%	4.52%	4.45%	4.46%
Earning assets (FTE)	7.41%	6.62%	7.24%	7.23%	6.45%
Interest-bearing liabilities (FTE)	3.68%	2.58%	3.27%	3.33%	2.43%
Noninterest income less noninterest expense / average assets	2.01%	1.72%	2.04%	2.00%	1.80%

Per Share Data
Earnings per share, basic	$0.74	$0.79	$0.76	$2.22	$2.16
Earnings per share, diluted	0.73	0.78	0.75	2.19	2.14
Cash basis earnings per share, diluted	0.77	0.80	0.79	2.29	2.21
Cash dividends paid	0.24	—	0.23	0.69	0.37
Market value per share	44.32	41.78	43.14	44.32	41.78
Book value per share	21.93	20.22	21.14	21.93	20.22
Tangible book value per share	14.83	15.65	13.98	14.83	15.65
Price to earnings ratio, diluted	15.30	13.50	14.34	15.14	14.60
Price to book value ratio	2.02	2.07	2.04	2.02	2.07
Weighted average shares outstanding, basic	8,830,323	8,770,071	8,815,664	8,814,519	8,759,722
Weighted average shares outstanding, diluted	8,911,322	8,861,492	8,892,811	8,899,486	8,838,471
Shares outstanding at end of period	8,849,309	8,773,136	8,837,234	8,849,309	8,773,136

Financial Condition
Assets	$2,077,210	$1,791,446	$2,077,522	$2,077,210	$1,791,446
Loans, net of unearned income	1,547,788	1,349,066	1,511,209	1,547,788	1,349,066
Earning Assets	1,870,681	1,647,165	1,862,133	1,870,681	1,647,165
Goodwill	50,049	31,297	50,026	50,049	31,297
Core deposit intangibles, net	12,798	8,808	13,255	12,798	8,808
Deposits	1,629,621	1,432,685	1,615,019	1,629,621	1,432,685
Stockholders’ equity	194,071	177,401	186,802	194,071	177,401
Tangible equity	131,224	137,296	123,521	131,224	137,296

	Three Months Ended			Nine Months Ended
	09/30/06	09/30/05	06/30/06	09/30/06	09/30/05
Averages
Assets	$2,053,601	$1,755,583	$2,027,281	$1,967,680	$1,716,305
Loans, net of unearned income	1,519,694	1,321,982	1,493,093	1,467,932	1,302,522
Loans held for sale	25,531	51,906	29,513	26,272	40,733
Securities	291,317	226,973	284,825	274,002	227,499
Earning assets	1,849,353	1,616,174	1,825,454	1,780,253	1,581,042
Deposits	1,596,896	1,397,943	1,589,974	1,545,809	1,354,608
Certificates of deposit	815,660	633,793	768,222	767,175	607,691
Interest-bearing deposits	1,300,181	1,142,191	1,284,320	1,264,499	1,113,736
Borrowings	251,470	168,067	232,639	220,022	178,786
Interest-bearing liabilities	1,551,651	1,310,258	1,516,959	1,484,521	1,292,522
Stockholders’ equity	191,328	174,792	192,012	188,517	169,345
Tangible equity	128,295	134,531	128,739	133,112	128,876

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$18,662	$16,654	$17,631	$17,116	$16,384
Add: Allowance from acquired banks	—	—	785	785	—
Add: Recoveries	94	70	163	347	319
Less: Charge-offs	150	232	190	453	678
Add: Provision for loan losses	485	430	273	1,296	897

Ending balance of allowance for loan losses	$19,091	$16,922	$18,662	$19,091	$16,922

Allowance for loan losses / total outstanding loans	1.23%	1.25%	1.23%	1.23%	1.25%
Nonperforming Assets
Nonaccrual loans	$11,199	$11,217	$11,291	$11,199	$11,217
Other real estate and foreclosed properties	—	—	—	—	—

Total nonperforming assets	11,199	11,217	11,291	11,199	11,217
Loans > 90 days and still accruing	670	1,384	199	670	1,384

Total nonperforming assets and loans > 90 days and still accruing	$11,869	$12,601	$11,490	$11,869	$12,601

Nonperforming assets / total outstanding loans	0.72%	0.83%	0.75%	0.72%	0.83%
Nonperforming assets / allowance for loan losses	58.66%	66.29%	60.50%	58.66%	66.29%

Other Data
Mortgage loan originations	$118,630	$172,219	$142,289	$377,024	$441,777
% of originations that are refinances	35.87%	33.90%	30.69%	34.28%	30.80%
End of period full-time employees	632	575	645	632	575
Number of full-service branches	49	45	49	49	45
Number of community banks (subsidiaries)	5	4	5	5	4
Number of full automatic transaction machines (ATM’s)	132	122	133	132	122

Alternative Performance Measures (1)
Net income	$6,528	$6,883	$6,713	$19,549	$18,948
Plus: Core deposit intangible amortization, net of tax	297	198	297	792	594

Cash basis operating earnings	$6,825	$7,081	$7,010	$20,341	$19,542

Average assets	$2,053,601	$1,755,583	$2,027,281	$1,967,680	$1,716,305
Less: Average goodwill	50,026	31,297	49,812	43,781	31,203
Less: Average core deposit intangibles	13,007	8,964	13,461	11,624	9,266

Average tangible assets	$1,990,568	$1,715,322	$1,964,008	$1,912,275	$1,675,836

Average equity	$191,328	$174,792	$192,012	$188,517	$169,345
Less: Average goodwill	50,026	31,297	49,812	43,781	31,203
Less: Average core deposit intangibles	13,007	8,964	13,461	11,624	9,266

Average tangible equity	$128,295	$134,531	$128,739	$133,112	$128,876

Cash basis earnings per share, diluted	$0.77	$0.80	$0.79	$2.29	$2.21
Cash basis return on average tangible assets	1.36%	1.64%	1.43%	1.42%	1.56%
Cash basis return on average tangible equity	21.11%	20.88%	21.84%	20.43%	20.27%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do notqualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 30, 2006	December 31, 2005	September 30, 2005
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$46,170	$47,731	$40,463
Interest-bearing deposits in other banks	1,774	578	1,345
Money market investments	275	94	118
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	38	18,537	23,435

Total cash and cash equivalents	50,855	69,538	67,959

Securities available for sale, at fair value	291,431	246,017	227,411

Loans held for sale	26,777	28,068	43,191

Loans, net of unearned income	1,547,788	1,362,254	1,349,066
Less allowance for loan losses	19,091	17,116	16,922

Net loans	1,528,697	1,345,138	1,332,144

Bank premises and equipment, net	58,580	45,332	43,361
Other real estate owned	—	—	—
Core deposit intangibles, net	12,798	8,504	8,808
Goodwill	50,049	31,297	31,297
Other assets	58,023	51,064	37,275

Total assets	$2,077,210	$1,824,958	$1,791,446

LIABILITIES
Noninterest-bearing demand deposits	$302,770	$258,085	$268,916
Interest-bearing deposits:
NOW accounts	204,371	197,888	200,941
Money market accounts	171,304	178,346	187,539
Savings accounts	114,392	117,046	119,006
Time deposits of $100,000 and over	413,135	333,709	283,399
Other time deposits	423,649	371,441	372,884

Total interest-bearing deposits	1,326,851	1,198,430	1,163,769

Total deposits	1,629,621	1,456,515	1,432,685

Securities sold under agreements to repurchase	61,392	60,828	48,309
Other short-term borrowings	27,409	42,600	—
Trust preferred capital notes	60,310	23,196	23,196
Long-term borrowings	89,500	47,000	89,700
Other liabilities	14,907	15,461	20,155

Total liabilities	1,883,139	1,645,600	1,614,045

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $2 par value, shares authorized 24,000,000; issued and outstanding, 8,849,309 shares at September 30, 2006, 8,797,325 shares at December 31, 2005, and 8,773,136 shares at September 30, 2005	17,699	17,595	17,546
Surplus	37,115	35,426	34,355
Retained earnings	137,992	124,531	122,167
Accumulated other comprehensive income (loss)	1,265	1,806	3,333

Total stockholders’ equity	194,071	179,358	177,401

Total liabilities and stockholders’ equity	$2,077,210	$1,824,958	$1,791,446

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2006		Nine Months Ended September 30, 2006
	2006	2005	2006	2005
Interest and dividend income:
Interest and fees on loans	$29,847	$23,537	$83,377	$66,095
Interest on Federal funds sold	520	68	838	79
Interest on deposits in other banks	26	10	44	43
Interest on money market investments	1	—	3	—
Interest on other interest-bearing deposits	34	22	94	57
Interest and dividends on securities:
Taxable	2,619	1,883	7,337	5,712
Nontaxable	1,122	917	3,113	2,771

Total interest and dividend income	34,169	26,437	94,806	74,757

Interest expense:
Interest on deposits	10,502	6,769	28,036	18,287
Interest on Federal funds purchased	487	20	747	170
Interest on short-term borrowings	1,349	376	3,333	1,120
Interest on long-term borrowings	2,066	1,352	4,908	3,948

Total interest expense	14,404	8,517	37,024	23,525

Net interest income	19,765	17,920	57,782	51,232
Provision for loan losses	485	430	1,296	897

Net interest income after provision for loan losses	19,280	17,490	56,486	50,335

Noninterest income:
Service charges on deposit accounts	1,877	1,771	5,301	5,071
Other service charges, commissions and fees	1,467	1,130	4,171	3,228
Gains on securities transactions, net	279	20	286	23
Gains on sales of loans	2,804	3,999	8,756	10,258
Gains on sales of other real estate owned and bank premises, net	(7)	—	872	38
Other operating income	599	367	1,515	1,034

Total noninterest income	7,019	7,287	20,901	19,652

Noninterest expenses:
Salaries and benefits	9,609	8,772	28,284	24,939
Occupancy expenses	1,332	1,057	3,660	3,052
Furniture and equipment expenses	1,150	998	3,336	2,867
Other operating expenses	5,350	3,989	14,990	11,922

Total noninterest expenses	17,441	14,816	50,270	42,780

Income before income taxes	8,858	9,961	27,117	27,207
Income tax expense	2,330	3,078	7,568	8,259

Net income	$6,528	$6,883	$19,549	$18,948

Earnings per share, basic	$0.74	$0.79	$2.22	$2.16

Earnings per share, diluted	$0.73	$0.78	$2.19	$2.14

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)
	(Dollars in thousands)
Assets:

Securities:
Taxable	$196,351	$2,619	5.29%	$151,889	$1,882	4.92%	$160,689	$2,004	4.96%
Tax-exempt (1)	94,966	1,725	7.21%	75,084	1,411	7.46%	78,686	1,509	7.63%

Total securities	291,317	4,344	5.92%	226,973	3,293	5.76%	239,375	3,513	5.84%
Loans, net (1) (2)	1,519,694	29,171	7.62%	1,321,982	22,791	6.84%	1,199,189	18,117	6.01%
Loans held for sale	25,531	430	6.68%	51,906	803	6.14%	35,166	498	5.63%
Federal funds sold	8,288	520	5.61%	11,478	68	2.35%	5,389	41	3.03%
Money market investments	203	2	3.67%	84	1	3.12%	77	—	0.00%
Interest-bearing deposits in other banks	1,722	25	5.81%	1,153	10	3.54%	7,412	12	0.64%
Other interest-bearing deposits	2,598	34	5.24%	2,598	22	3.35%	2,578	15	2.31%

Total earning assets	1,849,353	34,526	7.41%	1,616,174	26,988	6.62%	1,489,186	22,196	5.93%

Allowance for loan losses	(18,815)			(16,645)			(15,150)
Total non-earning assets	223,063			156,054			145,258

Total assets	$2,053,601			$1,755,583			$1,619,294

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:
Checking	$200,591	211	0.42%	$200,800	192	0.38%	$185,721	129	0.28%
Money market savings	166,633	942	2.24%	187,633	841	1.78%	184,959	462	0.99%
Regular savings	117,297	271	0.92%	119,965	263	0.87%	123,896	206	0.66%
Certificates of deposit:
$100,000 and over	402,793	4,770	4.70%	265,594	2,470	3.69%	193,489	1,680	3.45%
Under $ 100,000	412,867	4,308	4.14%	368,199	3,003	3.24%	364,347	2,667	2.91%

Total interest-bearing deposits	1,300,181	10,502	3.20%	1,142,191	6,769	2.35%	1,052,412	5,144	1.94%
Other borrowings	251,470	3,902	6.16%	168,067	1,748	4.13%	185,998	1,562	3.34%

Total interest-bearing liabilities	1,551,651	14,404	3.68%	1,310,258	8,517	2.58%	1,238,410	6,706	2.15%

Noninterest-bearing liabilities:
Demand deposits	296,715			255,752			217,156
Other liabilities	13,907			14,781			8,494

Total liabilities	1,862,273			1,580,791			1,464,060
Stockholders’ equity	191,328			174,792			155,234

Total liabilities and stockholders’ equity	$2,053,601			$1,755,583			$1,619,294

Net interest income		$20,122			$18,471			$15,490

Interest rate spread			3.72%			4.05%			3.78%
Interest expense as a percent of average earning assets			3.09%			2.09%			1.79%
Net interest margin			4.32%			4.53%			4.14%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $350 thousand and $94 thousand has been excluded for 2006 and 2005, respectively.
(3)	Rates and yields are annualized and calculated from actual, not rounded amounts in the thousands, which appear above.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2006			2005			2004
	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)	Average Balance	Interest Income / Expense	Yield / Rate (3)
	(Dollars in thousands)
Assets:

Securities:
Taxable	$186,806	$7,337	5.25%	$152,636	$5,711	5.00%	$160,448	$5,738	4.78%
Tax-exempt (1)	87,196	4,789	7.34%	74,863	$4,264	7.62%	81,626	4,589	7.51%

Total securities	274,002	12,126	5.92%	227,499	$9,975	5.86%	242,074	10,327	5.70%
Loans, net (1) (2)	1,467,932	81,935	7.46%	1,302,522	$64,267	6.60%	1,054,957	47,816	6.05%
Loans held for sale	26,272	1,287	6.55%	40,733	$1,884	6.18%	32,815	1,382	5.63%
Federal funds sold	8,167	838	5.19%	5,621	$79	1.88%	10,639	102	1.28%
Money market investments	136	3	3.07%	80	$2	2.57%	100	—	0.00%
Interest-bearing deposits in other banks	1,146	44	5.09%	1,989	$43	2.86%	3,996	18	0.57%
Other interest-bearing deposits	2,598	93	4.85%	2,598	$56	2.88%	1,650	21	1.70%

Total earning assets	1,780,253	96,326	7.23%	1,581,042	$76,306	6.45%	1,346,231	59,666	5.92%

Allowance for loan losses	(18,232)			(16,573)			(13,460)
Total non-earning assets	205,659			151,836			119,587

Total assets	$1,967,680			$1,716,305			$1,452,358

Liabilities and Stockholders’ Equity:

Interest-bearing deposits:
Checking	$202,286	593	0.39%	$198,749	$515	0.35%	$169,338	353	0.28%
Money market savings	175,772	2,948	2.24%	187,670	$2,206	1.57%	148,181	1,006	0.91%
Regular savings	119,266	821	0.92%	119,626	$727	0.81%	110,957	521	0.63%
Certificates of deposit:
$100,000 and over	371,957	12,304	4.42%	243,875	$6,429	3.52%	187,052	4,891	3.49%
Under $ 100,000	395,218	11,369	3.85%	363,816	$8,410	3.09%	348,381	7,965	3.05%

Total interest-bearing deposits	1,264,499	28,035	2.96%	1,113,736	$18,287	2.20%	963,909	14,736	2.04%
Other borrowings	220,022	8,988	5.46%	178,786	$5,237	3.92%	151,904	3,932	3.46%

Total interest-bearing liabilities	1,484,521	37,023	3.33%	1,292,522	$23,524	2.43%	1,115,813	18,668	2.23%

Noninterest-bearing liabilities:
Demand deposits	281,310			240,872			185,277
Other liabilities	13,332			13,566			8,595

Total liabilities	1,779,163			1,546,960			1,309,685
Stockholders’ equity	188,517			169,345			142,673

Total liabilities and stockholders’ equity	$1,967,680			$1,716,305			$1,452,358

Net interest income		$59,303			$52,782			$40,998

Interest rate spread			3.90%			4.02%			3.69%
Interest expense as a percent of average earning assets			2.78%			1.99%			1.85%
Net interest margin			4.45%			4.46%			4.07%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $464 thousand and $233 thousand has been excluded for 2006 and 2005, respectively.
(3)	Rates and yields are annualized and calculated from actual, not rounded amounts in the thousands, which appear above.